EXHIBIT 99.1
News Release Contacts:
MEDIA: Mayura Hooper Charles Schwab Phone: 415-667-1525	INVESTORS/ANALYSTS: Jeff Edwards Charles Schwab Phone: 415-667-1524

SCHWAB REPORTS RECORD FIRST QUARTER EARNINGS PER SHARE
Unprecedented Client Engagement Included $148.2 Billion in Core Net New Assets,
3.2 Million New Brokerage Accounts and 8.4 Million Daily Average Trades, All Records

    WESTLAKE, Texas, April 15, 2021 – The Charles Schwab Corporation announced today that its net income for the first quarter of 2021 was a record $1.5 billion, compared with $1.1 billion for the fourth quarter of 2020, and $795 million for the first quarter of 2020. The company’s financial results include TD Ameritrade from closing on October 6, 2020 forward, as well as certain acquisition and integration-related costs and the amortization of acquired intangibles. Together these transaction-related expenses totaled $273 million pre-tax for the first quarter of 2021.

	Three Months Ended March 31,		%
Financial Highlights	2021	2020	Change

Net revenues (in millions)	$4,715	$2,617	80%
Net income (in millions)
GAAP	$1,484	$795	87%
Adjusted (1)	$1,690	$827	104%
Diluted earnings per common share
GAAP	$.73	$.58	26%
Adjusted (1)	$.84	$.61	38%
Pre-tax profit margin
GAAP	41.6%	40.0%
Adjusted (1)	47.4%	41.7%
Return on average common
stockholders’ equity (annualized)	12%	14%
Return on tangible
common equity (annualized) (1)	24%	16%

Note: All per-share results are rounded to the nearest cent, based on weighted-average diluted common shares outstanding.
(1) Further details on non-GAAP financial measures and a reconciliation of such measures to GAAP reported results are included on pages 10-11 of this release.

CEO Walt Bettinger said, “The first three months of 2021 have in many ways been both the most successful and the most challenging in our history. As the U.S. economic recovery advanced, supported by expanding COVID-19 vaccine rollouts and government aid packages, the equity markets continued to climb, with the S&P 500® rising 78% between the pandemic-driven low in March 2020 and the end of this year’s first quarter. Interest rates began to lift as well, with the 10-year Treasury yield moving to 1.74% by quarter-end – its highest level since January 2020. This environment contributed to another rise in client engagement and activity beyond the record levels of late last year. As investors turned to Schwab for help in navigating current conditions, they opened 3.2 million new brokerage accounts – a level that exceeds our reported total for all of 2020, excluding the accounts we acquired as part of our recent M&A activity. At the same time, elevated interest in technology and other growth-oriented stocks, as well as heightened market attention to certain names via social media, significantly bolstered trading activity. Daily trades rose to an average of 8.4 million in the first three months of 2021, with a single day peak of 12.3 million. That average is approximately four times higher than the pro forma combined pace for the fourth quarter of 2019 – the onset of the $0 online equity commission era. Amidst this surge in activity, investors entrusted us with $148.2 billion in core net new assets – including $62.6 billion in March alone – up 102% from a year ago, and 24% higher than the record we just set last quarter. This strength in asset gathering enabled us to end March serving a record $7.07 trillion in client assets, up 102% from a year ago, and up 6% in just three months.”

Mr. Bettinger continued, “Early in the first quarter, we were challenged to keep pace with extraordinary activity from both new and existing clients. On the heels of an already strong 2020, retail call volumes accelerated further to 8.3 million across the combined company, up 19% from a year ago and 51% above the busiest quarter in 2019. In addition, mobile and web logins topped 1.1 billion, up 138% year-over-year. This strength in engagement was felt broadly – all of our top 25 market opens occurred during the first quarter, and we have seen multiple days where we handled at least 10 million trades and concurrently accommodated more than 15 million logins across mobile and web. With activity levels running well beyond anything we’ve ever seen, our service quality was impacted at times. As a result, we took multiple steps to better deliver the service experience our clients deserve and rely on, including enhancing online self-service capabilities, streamlining our call-routing processes, and actively ramping up hiring to expand capacity. We’ve increased our team of client service professionals by 10% since month-end December and are developing a pipeline of talent to support ongoing growth. Our efforts were already yielding results by quarter-end, with average speed-to-answer progressing back towards a more normalized range and call handle times declining back to late 2020 levels. Whatever lies ahead for us during the remainder of the year, living up to our ‘no trade-offs’ approach to service is our priority. Our team comes to work each day committed to earning the trust clients place in us to do just that.”

CFO Peter Crawford commented, “Schwab’s strong financial performance in early 2021 reflects the power of our diversified revenue streams. Net interest revenue grew 6% versus the fourth quarter of 2020, largely due to elevated margin utilization and higher overall interest-earning assets stemming from rising client cash balances. These factors more than offset the ongoing impacts of the Fed’s Zero Interest Rate Policy, including elevated prepayments of mortgage-backed securities. Asset management and administration fees increased 3% from the fourth quarter of 2020 as growth in advisory solution balances and strong equity markets more than offset a small increase in money market fund fee waivers. Trading revenue rose dramatically, up 42% sequentially, boosted by early-2021 market events on top of an already busy trading environment. Bank deposit account fee revenue declined 1% as balances ended the first quarter relatively flat to December 31 at $164.2 billion and certain balances repriced to current rates. Altogether, total revenues grew 13% from the prior quarter to a record $4.7 billion. On the expense side, total GAAP spending increased 2% to $2.8 billion for the quarter, including $119 million in acquisition and integration-related costs and $154 million in amortization of acquired intangibles. Exclusive of these items (1), adjusted total expenses were up 9% quarter-over-quarter, reflecting the impact of extraordinary client activity alongside our planned spending. Overall, our ability to maintain disciplined expense management while investing to support current and future growth through this period enabled us to produce a 41.6% pre-tax profit margin – our highest level in four quarters – or 47.4% on an adjusted basis (1).”

Mr. Crawford concluded, “During the first quarter we took advantage of favorable market conditions to help optimize our capital mix. We executed two preferred offerings equal to $2.25 billion and $600 million – which placed outstanding balances at the upper-end of our 25%-30% guideline relative to Total Tier 1 Capital. As previously announced, proceeds from the more recent Series J issuance will be used to redeem our $600 million Series C preferred. Additionally, we moved to enhance our liquidity position ahead of pending debt maturities by issuing 3- and 7- year senior notes totaling $4 billion in March. Our priority for capital management remains centered on maintaining flexibility to support ongoing growth – which will soon include the first Bank Deposit Account transfers, set to begin as early as June 30 – while also helping us move towards our long-term Tier 1 Leverage Ratio operating objective of 6.75%-7.00%. Consolidated balance sheet assets ended the quarter at $563 billion, up 3% from December 31 and our preliminary Tier 1 Leverage Ratio increased to 6.4%. Overall, our healthy financial performance, high-quality balance sheet, and solid capital base enabled us to achieve a 12% return on equity and a 24% ROTCE (1) for the first quarter. Confidence in our all-weather business model, coupled with a focus on balancing near-term profitability and long-term investment, enables us to continue driving scale while endeavoring to meet our clients’ needs.”

(1) Further details on non-GAAP financial measures and a reconciliation of such measures to GAAP reported results are included on pages 10-11 of this release.

Commentary from the CFO
Periodically, our Chief Financial Officer provides insight and commentary regarding Schwab’s financial picture at: https://www.aboutschwab.com/cfo-commentary. The most recent commentary, which provides perspective on trends in client trading activity, was posted on March 12, 2021.

Forward-Looking Statements
This press release contains forward-looking statements relating to actions being taken to expand capacity, enhance service quality and support ongoing growth; maintaining disciplined expense management while investing to support current and future growth, meet client needs, and drive scale and efficiency; guideline percentage of preferred stock relative to Total Tier 1 Capital; Tier 1 Leverage Ratio operating objective; capital management; Bank Deposit Account transfers; and balancing near-term profitability and long-term investment. These forward-looking statements reflect management’s expectations as of the date hereof. Achievement of these expectations and objectives is subject to risks and uncertainties that could cause actual results to differ materially from the expressed expectations.

Important factors that may cause such differences include, but are not limited to, the company’s ability to develop and launch new and enhanced products, services, and capabilities, as well as enhance its infrastructure and capacity, in a timely and successful manner; hire talent; support client activity levels; successfully implement integration strategies and plans; manage expenses; attract and retain clients and registered investment advisors and grow those relationships and client assets; and monetize client assets. Other important factors include general market conditions, including equity valuations, trading activity, the level of interest rates – which can impact money market fund fee waivers, and credit spreads; market volatility; client use of the company’s advisory solutions and other products and services; capital and liquidity needs and management; client sensitivity to rates; level of client assets, including cash balances; the transfer of Bank Deposit Account balances; balance sheet cash; the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities to contain the spread of the virus and the economic impact; and other factors set forth in the company’s most recent report on Form 10-K.

About Charles Schwab
The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with 31.9 million active brokerage accounts, 2.1 million corporate retirement plan participants, 1.6 million banking accounts, and approximately $7.07 trillion in client assets. Through its operating subsidiaries, the company provides a full range of wealth management, securities brokerage, banking, asset management, custody, and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiaries, Charles Schwab & Co., Inc., TD Ameritrade, Inc., and TD Ameritrade Clearing, Inc., (members SIPC, https://www.sipc.org), and their affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent, fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its primary banking subsidiary, Charles Schwab Bank, SSB (member FDIC and an Equal Housing Lender), provides banking and lending services and products. More information is available at https://www.aboutschwab.com.

TD Ameritrade, Inc. and TD Ameritrade Clearing, Inc. are separate but affiliated companies and subsidiaries of TD Ameritrade Holding Corporation. TD Ameritrade Holding Corporation is a wholly-owned subsidiary of The Charles Schwab Corporation. TD Ameritrade is a trademark jointly owned by TD Ameritrade IP Company, Inc. and The Toronto-Dominion Bank.

THE CHARLES SCHWAB CORPORATION
Consolidated Statements of Income
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net Revenues
Interest revenue	$2,015	$1,708
Interest expense	(104)	(136)
Net interest revenue	1,911	1,572
Asset management and administration fees (1)	1,016	827
Trading revenue	1,216	188
Bank deposit account fees	351	—
Other	221	30
Total net revenues	4,715	2,617
Expenses Excluding Interest
Compensation and benefits	1,430	897
Professional services	226	182
Occupancy and equipment	237	142
Advertising and market development	116	67
Communications	147	75
Depreciation and amortization (2)	129	90
Amortization of acquired intangible assets (2)	154	6
Regulatory fees and assessments	78	34
Other	238	77
Total expenses excluding interest	2,755	1,570
Income before taxes on income	1,960	1,047
Taxes on income	476	252
Net Income	1,484	795
Preferred stock dividends and other	96	38
Net Income Available to Common Stockholders	$1,388	$757
Weighted-Average Common Shares Outstanding:
Basic	1,882	1,287
Diluted	1,892	1,294
Earnings Per Common Shares Outstanding (3):
Basic	$.74	$.59
Diluted	$.73	$.58

(1) Includes fee waivers of $78 million for the three months ended March 31, 2021.
(2) Beginning in the third quarter of 2020, amortization of acquired intangible assets was reclassified from depreciation and amortization. Prior periods have been reclassified to reflect this change.
(3) For the three months ended March 31, 2021, the Company had voting and nonvoting common stock outstanding. As the participation rights, including dividend and liquidation rights, are identical between the voting and nonvoting stock classes, basic and diluted earnings per share are the same for each class.

THE CHARLES SCHWAB CORPORATION
Financial and Operating Highlights
(Unaudited)
	Q1-21 % change		2021	2020
	vs.	vs.	First	Fourth	Third	Second	First
(In millions, except per share amounts and as noted)	Q1-20	Q4-20	Quarter	Quarter	Quarter	Quarter	Quarter
Net Revenues
Net interest revenue	22%	6%	$1,911	$1,809	$1,343	$1,389	$1,572
Asset management and administration fees	23%	3%	1,016	987	860	801	827
Trading revenue	N/M	42%	1,216	854	181	193	188
Bank deposit account fees	N/M	(1)%	351	355	—	—	—
Other	N/M	29%	221	171	64	67	30
Total net revenues	80%	13%	4,715	4,176	2,448	2,450	2,617
Expenses Excluding Interest
Compensation and benefits	59%	2%	1,430	1,398	840	819	897
Professional services	24%	(16)%	226	269	194	198	182
Occupancy and equipment	67%	(7)%	237	254	155	152	142
Advertising and market development	73%	(6)%	116	123	66	70	67
Communications	96%	16%	147	127	73	78	75
Depreciation and amortization (1)	43%	(1)%	129	130	97	97	90
Amortization of acquired intangible assets (1)	N/M	5%	154	147	25	12	6
Regulatory fees and assessments	129%	37%	78	57	36	36	34
Other	N/M	22%	238	195	73	100	77
Total expenses excluding interest	75%	2%	2,755	2,700	1,559	1,562	1,570
Income before taxes on income	87%	33%	1,960	1,476	889	888	1,047
Taxes on income	89%	40%	476	341	191	217	252
Net Income	87%	31%	$1,484	$1,135	$698	$671	$795
Preferred stock dividends and other	153%	13%	96	85	83	50	38
Net Income Available to Common Stockholders	83%	32%	$1,388	$1,050	$615	$621	$757
Earnings per common share (2):
Basic	25%	30%	$.74	$.57	$.48	$.48	$.59
Diluted	26%	28%	$.73	$.57	$.48	$.48	$.58
Dividends declared per common share	—	—	$.18	$.18	$.18	$.18	$.18
Weighted-average common shares outstanding:
Basic	46%	2%	1,882	1,848	1,289	1,288	1,287
Diluted	46%	2%	1,892	1,855	1,294	1,294	1,294
Performance Measures
Pre-tax profit margin			41.6%	35.3%	36.3%	36.2%	40.0%
Return on average common stockholders’ equity (annualized) (3)			12%	11%	10%	10%	14%
Financial Condition (at quarter end, in billions)
Cash and cash equivalents	(29)%	21%	$48.6	$40.3	$27.5	$33.6	$68.5
Cash and investments segregated	18%	(20)%	40.4	50.4	29.6	33.2	34.3
Receivables from brokerage clients — net	N/M	16%	74.7	64.4	25.4	21.4	19.0
Available for sale securities	54%	1%	341.6	337.4	303.8	281.2	221.2
Bank loans — net	30%	7%	25.4	23.8	22.3	20.9	19.5
Total assets	52%	3%	563.5	549.0	419.4	400.5	370.8
Bank deposits	33%	3%	369.9	358.0	320.7	301.6	277.5
Payables to brokerage clients	105%	(3)%	101.3	104.2	52.0	50.1	49.3
Short-term borrowings	N/M	N/M	2.5	—	—	—	—
Long-term debt	108%	30%	17.7	13.6	7.8	8.5	8.5
Stockholders’ equity	111%	(1)%	55.6	56.1	31.3	30.8	26.3
Other
Full-time equivalent employees (at quarter end, in thousands)	58%	—	32.0	32.0	22.1	21.8	20.2
Capital expenditures — purchases of equipment, office facilities, and property, net (in millions)	(16)%	5%	$209	$200	$122	$169	$250
Expenses excluding interest as a percentage of average client assets (annualized)			0.16%	0.17%	0.14%	0.16%	0.16%
Clients’ Daily Average Trades (DATs) (in thousands)	N/M	45%	8,414	5,796	1,460	1,619	1,540
Number of Trading Days	(2)%	(3)%	61.0	63.0	64.0	63.0	62.0
Revenue Per Trade (4)	20%	1%	$2.37	$2.34	$1.94	$1.89	$1.97

Note: The above table reflects the recognition of TD Ameritrade’s assets acquired and liabilities assumed at provisional fair value as of October 6, 2020. Results of operations and metrics are inclusive of TD Ameritrade beginning October 6, 2020.
(1) Beginning in the third quarter of 2020, amortization of acquired intangible assets was reclassified from depreciation and amortization. Prior periods have been reclassified to reflect this change.
(2) Beginning in the fourth quarter of 2020, the Company had voting and nonvoting common stock outstanding. As the participation rights, including dividend and liquidation rights, are identical between the voting and nonvoting stock classes, basic and diluted earnings per share are the same for each class.
(3) Return on average common stockholders’ equity is calculated using net income available to common stockholders divided by average common stockholders’ equity.
(4) Revenue per trade is calculated as trading revenue divided by DATs multiplied by the number of trading days.
N/M Not meaningful. Percentage changes greater than 200% are presented as not meaningful.

THE CHARLES SCHWAB CORPORATION
Net Interest Revenue Information
(In millions, except ratios or as noted)
(Unaudited)

	Three Months Ended March 31,
	2021			2020
	Average Balance	Interest Revenue/ Expense	Average Yield/ Rate	Average Balance	Interest Revenue/ Expense	Average Yield/ Rate
Interest-earning assets
Cash and cash equivalents	$38,898	$7	0.08%	$32,134	$85	1.04%
Cash and investments segregated	48,149	10	0.08%	23,716	87	1.45%
Receivables from brokerage clients	67,738	563	3.32%	19,151	168	3.47%
Available for sale securities (1)	338,245	1,091	1.29%	197,745	1,185	2.39%
Bank loans	24,476	139	2.27%	18,897	144	3.06%
Total interest-earning assets	517,506	1,810	1.40%	291,643	1,669	2.28%
Securities lending revenue (2)		204			37
Other interest revenue (2)		1			2
Total interest-earning assets (3)	$517,506	$2,015	1.56%	$291,643	$1,708	2.33%
Funding sources
Bank deposits	$363,099	$13	0.01%	$227,523	$57	0.10%
Payables to brokerage clients	87,339	2	0.01%	30,287	8	0.10%
Short-term borrowings (4)	1,093	—	0.22%	3	—	1.07%
Long-term debt	14,245	85	2.37%	7,527	66	3.53%
Total interest-bearing liabilities	465,776	100	0.09%	265,340	131	0.20%
Non-interest-bearing funding sources (3)	51,730			26,303
Securities lending expense (2)		5			7
Other interest expense (2)		(1)			(2)
Total funding sources (3)	$517,506	$104	0.08%	$291,643	$136	0.19%
Net interest revenue		$1,911	1.48%		$1,572	2.14%
(1) Amounts have been calculated based on amortized cost.
(2) Beginning in the fourth quarter of 2020, securities lending revenue has been reclassified from broker-related receivables and other revenue. Securities lending expense has been reclassified from other expense. Prior period amounts have been reclassified to reflect this change.
(3) Beginning in the fourth quarter of 2020, broker-related receivables were removed from total interest-earning assets and netted against non-interest-bearing funding sources, resulting in an immaterial reduction to total interest-earning assets and total funding sources. Prior period amounts have been reclassified to reflect this change.
(4) Interest revenue or expense was less than $500 thousand in the period or periods presented.

THE CHARLES SCHWAB CORPORATION
Asset Management and Administration Fees Information
(In millions, except ratios or as noted)
(Unaudited)

	Three Months Ended March 31,
	2021			2020
	Average Client Assets	Revenue	Average Fee	Average Client Assets	Revenue	Average Fee
Schwab money market funds before fee waivers	$169,683	$122	0.29%	$203,772	$152	0.30%
Fee waivers		(78)			—
Schwab money market funds	169,683	44	0.11%	203,772	152	0.30%
Schwab equity and bond funds, ETFs, and collective trust funds (CTFs)	377,282	86	0.09%	290,808	76	0.11%
Mutual Fund OneSource® and other non- transaction fee funds	222,455	172	0.31%	188,583	147	0.31%
Other third-party mutual funds and ETFs (1)	849,409	168	0.08%	451,959	77	0.07%
Total mutual funds, ETFs, and CTFs (2)	$1,618,829	470	0.12%	$1,135,122	452	0.16%
Advice solutions (2)
Fee-based	$424,629	468	0.45%	$263,256	312	0.48%
Non-fee-based	84,767	—	—	71,229	—	—
Total advice solutions	$509,396	468	0.37%	$334,485	312	0.38%
Other balance-based fees (3)	576,562	64	0.05%	432,847	54	0.05%
Other (4)		14			9
Total asset management and administration fees		$1,016			$827
(1) Beginning in the fourth quarter of 2020, includes third-party money funds related to the acquisition of TD Ameritrade.
(2) Advice solutions include managed portfolios, specialized strategies, and customized investment advice such as Schwab Private ClientTM, Schwab Managed PortfoliosTM, Managed Account Select®, Schwab Advisor Network®, Windhaven® Strategies, ThomasPartners® Strategies, Schwab Index Advantage® advised retirement plan balances, Schwab Intelligent Portfolios®, Institutional Intelligent Portfolios®, Schwab Intelligent Portfolios Premium®, TD Ameritrade AdvisorDirect®, Essential Portfolios, Selective Portfolios, and Personalized Portfolios; as well as legacy non-fee advice solutions including Schwab Advisor Source and certain retirement plan balances. Average client assets for advice solutions may also include the asset balances contained in the mutual fund and/or ETF categories listed above. For the total end of period view, please see the Monthly Activity Report.
(3) Includes various asset-related fees, such as trust fees, 401(k) recordkeeping fees, and mutual fund clearing fees and other service fees.
(4) Includes miscellaneous service and transaction fees relating to mutual funds and ETFs that are not balance-based.

THE CHARLES SCHWAB CORPORATION
Growth in Client Assets and Accounts
(Unaudited)

	Q1-21 % Change		2021	2020
	vs.	vs.	First	Fourth	Third	Second	First
(In billions, at quarter end, except as noted)	Q1-20	Q4-20	Quarter	Quarter	Quarter	Quarter	Quarter
Assets in client accounts
Schwab One®, certain cash equivalents and bank deposits	44%	2%	$467.3	$458.4	$370.3	$349.2	$324.4
Bank deposit account balances	N/M	(1)%	164.2	165.9	—	—	—
Proprietary mutual funds (Schwab Funds® and Laudus Funds®) and CTFs
Money market funds (1)	(20)%	(7)%	163.6	176.1	190.3	211.6	203.7
Equity and bond funds and CTFs (2)	54%	7%	152.9	142.9	125.5	117.0	99.1
Total proprietary mutual funds and CTFs	5%	(1)%	316.5	319.0	315.8	328.6	302.8
Mutual Fund Marketplace® (3)
Mutual Fund OneSource® and other non-transaction fee funds	41%	2%	227.3	223.9	203.6	193.0	161.6
Mutual fund clearing services	38%	(2)%	248.7	252.9	228.4	217.3	180.8
Other third-party mutual funds (4)	103%	5%	1,375.8	1,304.6	848.1	796.5	676.2
Total Mutual Fund Marketplace	82%	4%	1,851.8	1,781.4	1,280.1	1,206.8	1,018.6
Total mutual fund assets	64%	3%	2,168.3	2,100.4	1,595.9	1,535.4	1,321.4
Exchange-traded funds (ETFs)
Proprietary ETFs (2)	62%	11%	220.9	198.8	168.9	156.3	136.5
Other third-party ETFs	171%	9%	1,035.1	947.3	512.6	468.0	382.5
Total ETF assets	142%	10%	1,256.0	1,146.1	681.5	624.3	519.0
Equity and other securities	163%	9%	2,721.0	2,504.7	1,453.2	1,305.8	1,035.5
Fixed income securities	16%	(3)%	364.5	377.1	318.0	314.8	313.8
Margin loans outstanding	N/M	19%	(72.2)	(60.9)	(23.6)	(19.4)	(17.2)
Total client assets	102%	6%	$7,069.1	$6,691.7	$4,395.3	$4,110.1	$3,496.9
Client assets by business
Investor Services	109%	5%	$3,865.9	$3,667.9	$2,377.7	$2,223.5	$1,846.8
Advisor Services	94%	6%	3,203.2	3,023.8	2,017.6	1,886.6	1,650.1
Total client assets	102%	6%	$7,069.1	$6,691.7	$4,395.3	$4,110.1	$3,496.9
Net growth in assets in client accounts (for the quarter ended)
Net new assets by business
Investor Services (5)	84%	(93)%	$65.1	$939.2	$18.9	$113.0	$35.3
Advisor Services (6)	81%	(91)%	68.7	751.5	32.3	24.4	37.9
Total net new assets	83%	(92)%	$133.8	$1,690.7	$51.2	$137.4	$73.2
Net market gains (losses)	N/M	(60)%	243.6	605.7	234.0	475.8	(615.1)
Net growth (decline)	N/M	(84)%	$377.4	$2,296.4	$285.2	$613.2	$(541.9)
New brokerage accounts (in thousands, for the quarter ended) (7)	N/M	(80)%	3,153	15,774	592	1,652	609
Client accounts (in thousands)
Active brokerage accounts	150%	8%	31,902	29,629	14,393	14,107	12,736
Banking accounts	13%	7%	1,608	1,499	1,486	1,463	1,426
Corporate retirement plan participants	22%	2%	2,105	2,054	1,722	1,716	1,721

(1) Total client assets in purchased money market funds are located at: https://www.aboutschwab.com/investor-relations.
(2) Includes balances held on and off the Schwab platform. As of March 31, 2021, off-platform equity and bond funds, CTFs, and ETFs were $18.5 billion, $5.8 billion, and $72.4 billion, respectively.
(3) Excludes all proprietary mutual funds and ETFs.
(4) As of March 31, 2021, third-party money funds were $18.2 billion.
(5) First quarter of 2021 includes an outflow of $14.4 billion from a mutual fund clearing services client. Fourth quarter of 2020 includes inflows of $890.7 billion related to the acquisition of TD Ameritrade. Second quarter of 2020 includes inflows of $79.9 billion related to the acquisition of the assets of USAA’s Investment Management Company and $10.9 billion from a mutual fund clearing services client.
(6) Fourth quarter of 2020 includes inflows of $680.6 billion related to the acquisition of TD Ameritrade. Third quarter of 2020 includes an inflow of $8.5 billion related to the acquisition of Wasmer, Schroeder & Company, LLC.
(7) Fourth quarter of 2020 includes 14.5 million new brokerage accounts related to the acquisition of TD Ameritrade. Second quarter of 2020 includes 1.1 million new brokerage accounts related to the acquisition of the assets of USAA’s Investment Management Company.
N/M Not meaningful. Percentage changes greater than 200% are presented as not meaningful.

The Charles Schwab Corporation Monthly Activity Report For March 2021

	2020										2021			Change
	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Mo.	Yr.
Market Indices (at month end)
Dow Jones Industrial Average	21,917	24,346	25,383	25,813	26,428	28,430	27,782	26,502	29,639	30,606	29,983	30,932	32,982	7%	50%
Nasdaq Composite	7,700	8,890	9,490	10,059	10,745	11,775	11,168	10,912	12,199	12,888	13,071	13,192	13,247	—	72%
Standard & Poor’s® 500	2,585	2,912	3,044	3,100	3,271	3,500	3,363	3,270	3,622	3,756	3,714	3,811	3,973	4%	54%
Client Assets (in billions of dollars)
Beginning Client Assets	3,862.8	3,496.9	3,778.3	4,009.0	4,110.1	4,278.0	4,489.7	4,395.3	5,878.5	6,421.0	6,691.7	6,759.6	6,900.5
Net New Assets (1)	27.9	15.3	97.5	24.6	11.2	20.0	20.0	1,596.9	32.1	61.7	34.2	37.0	62.6	69%	124%
Net Market Gains (Losses)	(393.8)	266.1	133.2	76.5	156.7	191.7	(114.4)	(113.7)	510.4	209.0	33.7	103.9	106.0
Total Client Assets (at month end)	3,496.9	3,778.3	4,009.0	4,110.1	4,278.0	4,489.7	4,395.3	5,878.5	6,421.0	6,691.7	6,759.6	6,900.5	7,069.1	2%	102%
Core Net New Assets (2)	27.9	15.3	17.6	13.7	2.7	20.0	20.0	25.6	32.1	61.7	34.2	51.4	62.6	22%	124%
Receiving Ongoing Advisory Services (at month end) (3)
Investor Services	291.5	309.9	339.8	345.2	355.6	366.8	361.2	425.3	457.1	471.8	472.4	481.3	495.2	3%	70%
Advisor Services (4)	1,531.3	1,647.9	1,711.7	1,747.5	1,818.5	1,900.5	1,870.1	2,505.5	2,715.7	2,828.3	2,840.6	2,913.3	2,997.9	3%	96%
Client Accounts (at month end, in thousands)
Active Brokerage Accounts	12,736	12,866	14,007	14,107	14,220	14,311	14,393	29,013	29,202	29,629	30,534	31,523	31,902	1%	150%
Banking Accounts	1,426	1,439	1,448	1,463	1,480	1,493	1,486	1,496	1,504	1,499	1,518	1,542	1,608	4%	13%
Corporate Retirement Plan Participants	1,721	1,696	1,714	1,716	1,712	1,715	1,722	2,072	2,045	2,054	2,069	2,093	2,105	1%	22%
Client Activity
New Brokerage Accounts (in thousands) (5)	283	201	1,250	201	206	202	184	14,718	430	626	1,095	1,211	847	(30)%	199%
Client Cash as a Percentage of Client Assets (6)	15.1%	14.3%	14.0%	13.6%	13.0%	12.5%	12.8%	13.4%	12.4%	12.3%	12.2%	11.8%	11.5%	(30) bp	(360) bp
Derivative Trades as a Percentage of Total Trades	7.0%	10.2%	12.2%	10.6%	13.1%	13.8%	14.5%	20.5%	19.4%	18.9%	17.4%	16.6%	18.5%	190 bp	1,150 bp
Mutual Fund and Exchange-Traded Fund
Net Buys (Sells) (7,8) (in millions of dollars)
Large Capitalization Stock	984	(693)	(768)	(1,254)	(2,536)	(1,422)	(1,360)	(935)	4,454	3,693	(1,604)	3,143	6,447
Small / Mid Capitalization Stock	(954)	151	(401)	(1,063)	(1,476)	(441)	(497)	(753)	2,431	2,293	1,841	1,492	1,995
International	(2,116)	(2,207)	(1,953)	(1,580)	(773)	230	370	168	2,110	4,112	4,330	4,439	4,323
Specialized	333	2,059	1,512	1,020	1,505	906	115	215	1,985	3,777	3,667	5,172	3,536
Hybrid	(4,790)	(860)	(518)	(97)	(769)	(124)	(12)	(553)	(402)	359	407	832	1,133
Taxable Bond	(23,142)	1,642	5,469	9,215	7,314	7,680	5,734	5,904	4,825	10,004	10,922	8,418	6,584
Tax-Free Bond	(5,229)	(242)	805	1,710	1,297	1,648	1,123	861	1,131	2,165	2,679	916	1,653
Net Buy (Sell) Activity (in millions of dollars)
Mutual Funds (7)	(34,382)	(3,863)	(564)	1,768	(147)	2,568	757	(2,260)	2,832	6,336	5,713	6,273	6,190
Exchange-Traded Funds (8)	(532)	3,713	4,710	6,183	4,709	5,909	4,716	7,167	13,702	20,067	16,529	18,139	19,481
Money Market Funds	(1,233)	8,465	4,833	(5,673)	(9,039)	(5,614)	(6,627)	(4,021)	(5,908)	(7,332)	(5,248)	(4,405)	(4,528)
Selected Average Balances (in millions of dollars)
Average Interest-Earning Assets (9,10)	317,850	353,018	361,814	373,986	379,521	384,690	392,784	442,119	466,677	482,394	517,306	514,885	520,074	1%	64%
Average Bank Deposit Account Balances (10,11)	—	—	—	—	—	—	—	132,030	162,315	163,463	167,980	167,433	164,866	(2)%	N/M
(1) February 2021 includes an outflow of $14.4 billion from a mutual fund clearing services client. October 2020 includes an inflow of $1.6 trillion related to the acquisition of TD Ameritrade. July 2020 includes an inflow of $8.5 billion related to the acquisition of Wasmer, Schroeder & Company, LLC. June 2020 includes an inflow of $10.9 billion from a mutual fund clearing services client. May 2020 includes an inflow of $79.9 billion related to the acquisition of the assets of USAA’s Investment Management Company.
(2) Net new assets before significant one-time inflows or outflows, such as acquisitions/divestitures or extraordinary flows (generally greater than $10 billion) relating to a specific client. These flows may span multiple reporting periods.
(3) Beginning in December 2020, AdvisorDirect® assets are presented as Investor Services. In December 2020, $46.5 billion and $50.4 billion for October and November, respectively, were reclassified from Advisor Services to Investor Services.
(4) Excludes Retirement Business Services.
(5) October 2020 includes 14.5 million new brokerage accounts related to the acquisition of TD Ameritrade. May 2020 includes 1.1 million new brokerage accounts related to the acquisition of the assets of USAA’s Investment Management Company.
(6) Schwab One®, certain cash equivalents, bank deposits, third-party bank deposit accounts, and money market fund balances as a percentage of total client assets.
(7) Represents the principal value of client mutual fund transactions handled by Schwab, including transactions in proprietary funds. Includes institutional funds available only to Investment Managers. Excludes money market fund transactions.
(8) Represents the principal value of client ETF transactions handled by Schwab, including transactions in proprietary ETFs.
(9) Represents average total interest-earning assets on the company’s balance sheet.
(10) October 2020 averages reflect a full month of Schwab balances and 26 days of TD Ameritrade balances following the acquisition closing on October 6, 2020. Calculating the consolidated daily average from the closing date onwards would result in Average Interest- Earning Assets and Average Bank Deposit Account Balances of $450,004 million and $157,414 million, respectively.
(11) Represents average TD Ameritrade clients’ uninvested cash sweep account balances held in deposit accounts at third-party financial institutions.
N/M Not meaningful. Percentage changes greater than 200% are presented as not meaningful.

THE CHARLES SCHWAB CORPORATION
Non-GAAP Financial Measures
(In millions, except ratios and per share amounts)
(Unaudited)
In addition to disclosing financial results in accordance with generally accepted accounting principles in the U.S. (GAAP), Schwab’s first quarter earnings release contains references to the non-GAAP financial measures described below. We believe these non-GAAP financial measures provide useful supplemental information about the financial performance of the Company, and facilitate meaningful comparison of Schwab’s results in the current period to both historic and future results. These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may not be comparable to non-GAAP financial measures presented by other companies.

Schwab’s use of non-GAAP measures is reflective of certain adjustments made to GAAP financial measures as described below.

Non-GAAP Adjustment or Measure	Definition	Usefulness to Investors and Uses by Management
Acquisition and integration-related costs and amortization of acquired intangible assets	Schwab adjusts certain GAAP financial measures to exclude the impact of acquisition and integration-related costs incurred as a result of the Company’s business acquisitions, amortization of acquired intangible assets, and, where applicable, the income tax effect of these expenses.

Adjustments made to exclude amortization of acquired intangible assets are reflective of all acquired intangible assets, which were recorded as part of purchase accounting. These acquired intangible assets contribute to the Company’s revenue generation. Amortization of acquired intangible assets will continue in future periods over their remaining useful lives.	We exclude acquisition and integration-related costs and amortization of acquired intangible assets for the purpose of calculating certain non-GAAP measures because we believe doing so provides additional transparency of Schwab’s ongoing operations, and is useful in both evaluating the operating performance of the business and facilitating comparison of results with prior and future periods.

Acquisition and integration-related costs fluctuate based on the timing of acquisitions and integration activities, thereby limiting comparability of results among periods, and are not representative of the costs of running the Company’s ongoing business. Amortization of acquired intangible assets is excluded because management does not believe it is indicative of the Company’s underlying operating performance.
Return on tangible common equity	Return on tangible common equity represents annualized adjusted net income available to common stockholders as a percentage of average tangible common equity. Tangible common equity represents common equity less goodwill, acquired intangible assets — net, and related deferred tax liabilities.	Acquisitions typically result in the recognition of significant amounts of goodwill and acquired intangible assets. We believe return on tangible common equity may be useful to investors as a supplemental measure to facilitate assessing capital efficiency and returns relative to the composition of Schwab’s balance sheet.

Beginning in 2021, the Company also uses adjusted diluted EPS and return on tangible common equity as components of performance criteria for employee bonus and certain executive management incentive compensation arrangements. The Compensation Committee of CSC’s Board of Directors maintains discretion in evaluating performance against these criteria.

THE CHARLES SCHWAB CORPORATION
Non-GAAP Financial Measures
(In millions, except ratios and per share amounts)
(Unaudited)
The tables below present reconciliations of GAAP measures to non-GAAP measures:

	Three Months Ended March 31,
	2021		2020
	Total Expenses Excluding Interest	Net Income	Total Expenses Excluding Interest	Net Income
Total expenses excluding interest (GAAP), Net income (GAAP)	$2,755	$1,484	$1,570	$795
Acquisition and integration-related costs (1)	(119)	119	(37)	37
Amortization of acquired intangible assets	(154)	154	(6)	6
Income tax effects (2)	N/A	(67)	N/A	(11)
Adjusted total expenses (non-GAAP), Adjusted net income (non-GAAP)	$2,482	$1,690	$1,527	$827
(1) Acquisition and integration-related costs for the three months ended March 31, 2021 primarily consist of $72 million of compensation and benefits, $27 million of professional services, and $16 million of occupancy and equipment. Acquisition and integration-related costs for the three months ended March 31, 2020 primarily consist of $23 million of professional services, $8 million of compensation and benefits, and $4 million of other expense.
(2) The income tax effect of the non-GAAP adjustments is determined using an effective tax rate reflecting the exclusion of non-deductible acquisition costs and is used to present the acquisition and integration-related costs and amortization of acquired intangible assets on an after-tax basis.
N/A Not applicable.

	Three Months Ended March 31,
	2021		2020
	Amount	% of Total Net Revenues	Amount	% of Total Net Revenues
Income before taxes on income (GAAP), Pre-tax profit margin (GAAP)	$1,960	41.6%	$1,047	40.0%
Acquisition and integration-related costs	119	2.5%	37	1.5%
Amortization of acquired intangible assets	154	3.3%	6	0.2%
Adjusted income before taxes on income (non-GAAP), Adjusted pre-tax profit margin (non-GAAP)	$2,233	47.4%	$1,090	41.7%

	Three Months Ended March 31,
	2021		2020
	Amount	Diluted EPS	Amount	Diluted EPS
Net income available to common stockholders (GAAP), Earnings per common share — diluted (GAAP)	$1,388	$.73	$757	$.58
Acquisition and integration-related costs	119.06		37.03
Amortization of acquired intangible assets	154.08		6	—
Income tax effects	(67)	(.03)	(11)	—
Adjusted net income available to common stockholders (non-GAAP), Adjusted diluted EPS (non-GAAP)	$1,594	$.84	$789	$.61

	Three Months Ended March 31,
	2021	2020
Return on average common stockholders' equity (GAAP)	12%	14%
Average common stockholders' equity	$46,691	$21,215
Less: Average goodwill	(11,952)	(1,227)
Less: Average acquired intangible assets — net	(9,915)	(125)
Plus: Average deferred tax liabilities related to goodwill and acquired intangible assets — net	1,935	67
Average tangible common equity	$26,759	$19,930
Adjusted net income available to common stockholders (1)	$1,594	$789
Return on tangible common equity (non-GAAP)	24%	16%
(1) See table above for the reconciliation of net income available to common stockholders to adjusted net income available to common stockholders (non-GAAP).